Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our repo1t dated April 15, 2021 in Amendment No. 6 to the Registration Statement on Form S-1 (No. 333-232378), relating to the audit of the consolidated balance sheets of Muliang Viagoo Technology, Inc. (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (“collectively referred to as the financial statements”).

We also consent to the Company’s reference to WWC, P.C., Certified Public Accountants, as experts in accounting and auditing.

/s/ WWC, P.C.
San Mateo, California	WWC,P.C.
September 28, 2021	Certified Public Accountants

20 IO PIONEER COURT. SAN MATEO, CA 94403 TEL.: (650) 638-0808 FAX.: (650) 638-0878

E·MAJL: INFO@WWCCPA.COM WEBSITE: WWW.WWCCPA.COM